Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Ken Parsons
CEO
360.459.1100

Venture Financial Group Reports 3rd Quarter Earnings

THIRD QUARTER HIGHLIGHTS

  Merger with Redmond National Bank finalized
  Quarterly income increases 5.2%
  Loans grow $155 million from same period in 2004
  Interest income increases $2.3 million or 28% from same period in 2004

Olympia, Wash., November 1, 2005 - Venture Financial Group, Inc. ("Venture" or "the Company"), parent company of Venture Bank (www.venture-bank.com) today announced third quarter net income of $2,300,000, an increase of 5.2% or $113,000 compared to $2,187,000 for the third quarter 2004. Excluding one time gains in the fourth quarter 2004 and the third quarter 2003, the $2,300,000 represents the highest quarterly earnings in the Company's history. Diluted earnings per share were $0.33 for the quarter ended September 30, 2005 which is unchanged from that reported in the third quarter 2004.

As of September 30, 2005, assets totaled $738 million, an increase of 37.3% over the $537 million in total assets at September 30, 2004. Total loans, net of reserves, increased $155 million or 38.9% to $553 million from $398 million at September 30, 2004. Securities available for sale decreased $8 million or 11.0% to $65 million from $73 million. The cash received from this decrease has been used to fund loan growth over the last twelve months.

Total deposits increased by $131 million or 32.9% to $529 million as of September 30, 2005 from September 30, 2004. Excluding the sale of $88 million of deposits from the divesture of seven branches in the fourth quarter 2004, total deposits increased by $219 million from September 30, 2004 to September 30, 2005.

On September 2, 2005, the Company completed the acquisition of Redmond National Bank and its parent company, Washington Commercial Bancorp. "Our merger with Redmond National Bank will have a major impact on our company," said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. "The addition of two branches, $129 million in assets, $107 million in loans and $87 million in deposits in King County fits right into Venture Bank's strategy for growth focused along the interstate corridors of western Washington."

"Our growth over the past year is testament to the effectiveness of our team in delivering service to our customers", said Jim Arneson, President and CEO of Venture Bank. "With our new market footprint in King County we are in a strong position to capitalize on the growth opportunities in the Puget Sound region."

Operating Results

Net Interest Income
Net interest income for the third quarter of 2005 increased 7% to $7.0 million, from $6.5 million for the quarter ended September 30, 2004. This increase is due to a $2.3 million increase in interest income related to a $104 million increase in loan volume from the merger with Redmond National Bank and another $52 million increase from internal loan growth, offset by a $1.8 million increase in interest expense primarily due to a $131 million increase in deposits related to the merger and a $34 million increase in borrowings following the sale of seven branches in the fourth quarter 2004.

Net interest income for the nine months ended September 30, 2005 increased by $1.5 million, or 8%, compared to the same time period in 2004 to a total of $20 million. This increase is due to a $5.4 million increase in interest income offset by a $3.9 million increase in interest expense.

Non Interest Income
 Non interest income increased by $74,000 or 3.5% to a total of $2,180,000 for the quarter ended September 30, 2005 compared to $2,106,000 for the same quarter in 2004. This increase was due to an increase in fee income from the sale of first residential mortgages of $99,000, an increase in other fee income of $59,000 offset by a decrease in service charge income of $84,000. The decrease in service charge income was primarily due to the sale of seven branches in the fourth quarter 2004 that had earned $251,000 in service charge income in the first nine months of 2004.

Non interest income for the nine months ended September 30, 2005 increased by $343,000 or 5.8% over the same period in 2004 to a total of $6,233,000. This increase is due largely to a one time gain on the sale of foreclosed property of $300,000.

Non Interest Expense
Total non interest expense increased by $489,000 or 9.2% for the three months ended September 30, 2005 compared to the three months ended September 30, 2004. This increase was the result of an increase in audit and consulting fees of $60,000 due to expenses associated with Sarbanes-Oxley Act of 2002, an increase in salary expense of $172,000 attributable to the increase in mortgage loan production and $295,000 in operating expenses associated with the two new financial centers in Redmond.

For the nine months ending September 30, 2005, total non interest expense increased by $1,161,000 or 7.5% compared to the same time period in 2004. This increase is due to a $112,000 increase in legal expenses, an increase in audit and consulting fees of $195,000 due to expenses associated with Sarbanes-Oxley, an increase of $255,000 in expenses associated with new marketing campaigns, an increase in salary expense of $296,000 attributable to the increase in mortgage loan production year over year, and $295,000 in operating expenses associated with the merger with Redmond National Bank.

Nonperforming Assets
 Nonperforming assets (which includes nonperforming loans and other nonperforming assets) as a percentage of total assets was 0.76%, 1.05% and 0.51% as of September 30, 2005, December 31, 2004 and September 30, 2004 respectively. Nonperforming loans as a percentage of total loans was 0.90%, 1.18% and 0.41% as of September 30, 2005, December 31, 2004 and September 30, 2004 respectively.

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about the Bank may be found on the Internet at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks related to forward-looking statements in this press release include the Company's ability to effectively integrate Redmond National Bank into Venture Bank, the Company's ability to realize significant positive impact from the Redmond National Bank acquisition, the continued strength of the local economy, continued demand for the Company's products and services, the Company's ability to maintain growth in the current interest rate environment, and the Company's ability to maintain asset quality.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2005	2004	2004
Assets
Cash and due from banks	$ 15,799	$ 13,796	$ 19,710
Interest bearing deposits in banks	1,342	65	70
Federal funds sold	28,350	0	0
Securities available for sale	65,437	73,880	73,252
Securities held to maturity	0	0	504
FHLB Stock	4,490	3,930	1,196
Loans held for sale	4,343	3,118	1,995
Loans	561,056	429,523	405,377
Allowance for credit losses	8,476	7,189	7,356

Net loans	552,580	422,334	398,021

Premises and equipment	18,602	11,729	12,934
Foreclosed real estate	474	718	1,052
Accrued interest receivable	2,750	2,084	1,910
Cash value of life insurance	16,148	13,431	13,565
Intangible assets	24,070	9,487	11,625
Other assets	3,199	1,644	1,523

Total assets	$737,584	$556,216	$537,357

Liabilities
Deposits:
Demand	$ 98,850	$ 72,250	$ 92,681
Savings and interest bearing demand	208,860	151,153	204,642
Time deposits	221,373	103,318	100,727

Total deposits	529,083	326,721	398,050

Short term borrowing	48,857	128,703	46,476
Long term debt	66,682	34,589	34,589
Accrued interest payable	1,025	620	422
Other liabilities	19,118	7,743	5,137

Total liabilities	664,765	498,376	484,674
Stockholders' Equity
Common stock, (no par value); 30,000,000 shares authorized,	35,025	23,891	23,966
shares issued: 2005 - 7,157,313; December 2004 - 6,527,507;
September 2004 - 6,541,063
Retained earnings	38,059	33,706	28,307
Accumulated other comprehensive income (loss)	(265)	243	410
Total stockholders' equity	72,819	57,840	52,683

Total liabilities and stockholders' equity	$737,584	$556,216	$537,357

Other Data
Nonperforming assets to total assets	0.76%	1.05%	.51%
Nonperforming loans to loans	0.90%	1.18%	.41%
Allowance for credit losses to loans	01.51%	1.66%	1.81%
Allowance for credit losses to nonperforming assets	167.05%	141.35%	438.12%

Equity to Assets	9.59%	10.34%	9.80%
Net interest margin	4.77%	5.52%	5.57%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2005	2004	2005	2004
Interest Income
Loans	$9,421	$7,358	$26,116	$20,795
Federal funds sold and deposits in banks	286	8	344	22
Investments	712	793	2,236	2,466
Total interest income	10,419	8,159	28,696	23,283

Interest Expense
Deposits	2,151	1,060	4,772	3,080
Other	1,288	590	3,813	1,589
Total interest expense	3,439	1,650	8,585	4,669

Net interest income	6,980	6,509	20,111	18,614

Provision for credit losses	161	282	714	557
Net interest income after provision
for credit losses	6,819	6,227	19,397	18,057

Non-interest income
Service charges on deposit accounts	969	1,053	2,563	3,007
Origination fees on mortgage loans sold	384	285	1,230	935
Other operating income	827	768	2,440	1,948
Total non-interest income	2,180	2,106	6,233	5,890

Non-interest expense
Salaries and employee benefits	3,243	3,027	9,139	8,624
Occupancy and equipment	944	885	2,689	2,603
Other expense	1,644	1,430	4,724	4,164
Total non-interest expense	5,831	5,342	16,552	15,391

Operating income before provision for
income taxes	3,168	2,991	9,078	8,556

Provision for income taxes	868	804	2,709	2,571

Net income	$2,300	$2,187	$ 6,369	$ 5,985

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(250)	602	(508)	280

Comprehensive Income	$2,050	$2,789	$ 5,861	$ 6,265

Earnings per Share Data
Basic earnings per share	$ 0.34	$ 0.34	$ 0.96	$ 0.92
Diluted earnings per share	$ 0.33	$ 0.33	$ 0.93	$ 0.90
Dividends declared per share	$ 0.07	$ 0.05	$ 0.21	$ 0.14

Weighted average number of common shares	6,741,838	6,525,881	6,630,121	6,477,238

Weighted average number of common shares,
Including dilutive stock options	6,959,409	6,690,407	6,847,692	6,641,764

Performance Ratios
Return on average assets (annualized)	1.50%	1.65%	1.43%	1.53%
Return on average equity (annualized)	14.83%	17.20%	14.03%	16.06%